Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2016 third quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

For those that have joined NRC’s earnings calls, you are aware we keep our calls short and simple allowing the financial facts to communicate our performance.

With that let me turn the call to Kevin for the facts.

Kevin.

Kevin

Thank you, Mike.

Net new sales of $5.2 million were added in the third quarter, comprised entirely of organic growth from adding new clients and increasing contract value for existing clients. Total contract value at the end of the third quarter 2016 was $115.2 million, an increase of 8% in total contract value compared to the end of the third quarter 2015, after adjusting for the sale of our clinical workflow tool. Contract value growth was driven by both new sales and consistent strong contract renewal rates.

Healthcare system clients with agreements for multiple solutions represented 18% of our client base, up from 14% at the same time last year. Subscription-based revenue agreements at the end of the third quarter of 2016 represented 91% of the total recurring contract value, which is an increase from 88% at the end of the third quarter of 2015.

Third quarter 2016 revenue was $27.0 million, an increase of 7% over the third quarter 2015. Revenue for the third quarter of 2016 adjusted for the sale of our clinical workflow solution, grew at a 10% rate over the third quarter of 2015.

Consolidated operating income for the third quarter 2016 was $7.3 million or 27% of revenue, compared to $6.5 million, or 26% of revenue for the same period last year.

Total operating expenses increased by 5% to $19.7 million for the third quarter 2016, compared to $18.7 million in the third quarter of 2015.

Direct expenses increased by 4% to $11.5 million for the third quarter 2016, compared to $11.0 million for the same period last year. Direct expenses as a percent of revenue for the third quarter were 42% in 2016 compared to 44% in 2015.

The increase in direct expenses in 2016 is attributed to incremental variable cost of product expenses driven by revenue growth in the quarter, which were partially offset by increased efficiencies in survey operations. For the full year 2016, direct expenses are expected to be 42% of revenue.

Selling, general and administrative expenses increased to $7.1 million for the third quarter 2016, compared to $6.6 million for the same period in 2015. The increase in SG&A expenses is primarily due to increased sales management and marketing expenses. SG&A expenses were 26% of revenue both in the third quarter of 2016 and 2015 and are expected to be in the 26% to 27% of revenue range for the full year in 2016.

Depreciation and amortization expense remained at $1.1 million for both the third quarters of 2016 and 2015. Depreciation and amortization expense as a percent of revenue has been at 4% and is expected to remain at 4% of revenue for the full year 2016.

The provision for income taxes totaled $2.6 million for the third quarter 2016, compared to $2.3 million for the same period in 2015. The effective tax rate was 35.3% for the third quarter 2016, compared to 36.2% for the third quarter last year. The decrease in effective rate is due to lower state income tax expenses and a reduction in income tax expense from the adoption of ASU 2016-09 in the second quarter of 2016. The effective income tax rate is expected to be 35% for the full year in 2016.

Net income for the third quarter was $4.7 million in 2016, compared to $4.1 million in 2015. Combined non-GAAP diluted earnings per share was $0.19 for the third quarter 2016 compared to $0.17 in 2015.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Let me make a few brief remarks before we open it up to your questions. As noted, growth rates--both top and bottom line--are improving. Net new sales, however, remain behind last year, which is clearly not the plan. To address this, we are increasing our focus of bundling our product offerings and upselling at the enterprise-wide level heading, we believe, to where the puck is heading. This action is shifting our product mix and expanding our margins while, most importantly, adding value to our partners--clearly a win-win.

As we look towards the horizon, we see lower spend for patient satisfaction measurement as a single product offering and a redeployment of that spend to more contemporary product offerings that improve service quality, drive revenue, and ensure customer loyalty for our client organizations.

As this trend accelerates, we are well-served by our recurring revenue business model which drives excellent cash flow for continued investments in technology, people and other growth opportunities. All of this will be necessary as we shift the organization to create a very different way healthcare listens and responds to what’s most important to its customers.

_______________, with that I would like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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